Exhibit 99 to Form 4 filed on behalf of
Johan Van Walsem for Transaction Date 11/5/07

PRICE	QUANTITY

$26.41 	1,500
$27.03 	25
$27.05 	287
$27.06 	100
$27.07 	100
$27.08 	290
$27.13 	13
$27.25 	375
$27.26 	100
$27.27 	100
$27.33 	10
$27.37 	100
$27.25 	196
$27.26 	100
$27.28 	700
$27.31 	304
$27.46 	100
$27.47 	100
$27.53 	100
$27.54 	100
$27.66 	100
$27.69 	200